Exhibit 99.01

Blue Coat, Inc.

Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended July 31, 2016

BLUE COAT, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JULY 31, 2016

BLUE COAT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31, 2016	April 30, 2016*
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$146,227	$136,563
Accounts receivable, net	125,813	166,472
Inventory	17,525	25,421
Prepaid expenses and other current assets	36,791	45,740

Total current assets	326,356	374,196
Property and equipment, net	55,082	55,028
Restricted cash	4,223	4,223
Goodwill	1,582,582	1,580,592
Identifiable acquisition-related intangible assets, net	932,027	971,201
Other assets	17,085	16,367

Total assets	$2,917,355	$3,001,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,708	$35,945
Accrued compensation benefits	34,285	54,440
Deferred revenue	247,369	249,215
Current portion of long-term debt	13,750	13,750
Other current liabilities	74,002	41,183

Total current liabilities	388,114	394,533
Long-term deferred revenue	127,733	115,008
Long-term deferred rent	9,562	9,683
Long-term income taxes payable	15,666	16,530
Long-term deferred tax liabilities	45,027	63,805
Other long-term liabilities	915	3,405
Long-term debt	1,770,297	1,771,624

Total liabilities	2,357,314	2,374,588

Commitments and Contingencies
Stockholders’ Equity:
Common stock: $0.001 par value; 150,000,000 shares authorized; 91,201,058 and 91,172,391 shares issued and outstanding, respectively	91	91
Additional paid-in capital	914,697	900,440
Accumulated other comprehensive loss	—	(1,908)
Accumulated deficit	(354,747)	(271,604)

Total stockholders’ equity	560,041	627,019

Total liabilities and stockholders’ equity	$2,917,355	$3,001,607

*	Derived from audited financial statements

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

BLUE COAT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015
	(Unaudited)
Net revenue:
Product	$77,394	$59,494	$7,032
Service and subscription	101,647	35,357	22,446

Total net revenue	179,041	94,851	29,478

Cost of net revenue:
Product	25,859	30,031	4,687
Service and subscription	20,596	11,893	3,069

Total cost of net revenue	46,455	41,924	7,756

Gross profit	132,586	52,927	21,722

Operating expenses:
Sales and marketing	62,228	38,925	12,024
Research and development	39,910	20,890	7,050
General and administrative	73,495	26,153	21,649
Amortization of intangible assets	27,792	30,165	1,738
Restructuring and other charges	—	813	—

Total operating expenses	203,425	116,946	42,461

Operating loss	(70,839)	(64,019)	(20,739)
Interest income	46	2	1
Interest expense	(27,892)	(19,254)	(3,986)
Other expense, net	(4,591)	(436)	(349)

Loss before income taxes	(103,276)	(83,707)	(25,073)
Income tax benefit	(20,133)	(11,871)	(7,596)

Net loss	(83,143)	(71,836)	(17,477)
Cumulative dividends earned on Class A Common Stock	—	—	(2,112)

Net loss attributable to common stockholders	$(83,143)	$(71,836)	$(19,589)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.94)	$(0.83)	$(0.20)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	88,893	86,761	98,376

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

BLUE COAT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015
	(Unaudited)
Net loss	$(83,143)	$(71,836)	$(17,477)
Other comprehensive income, before tax:
Unrealized loss on cash flow hedges	(1,008)	—	—
Reclassification adjustments for loss included in net loss	4,062	—	—

Other comprehensive income, before taxes	3,054	—	—

Tax effect related to other comprehensive income items	(1,146)	—	—

Other comprehensive income, net of taxes	1,908	—	—

Comprehensive loss	$(81,235)	$(71,836)	$(17,477)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

BLUE COAT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015
	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(83,143)	$(71,836)	$(17,477)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,228	3,287	1,632
Amortization of intangible assets and purchased technology	39,222	38,067	4,313
Accretion of debt borrowing costs	2,282	1,534	265
Stock-based compensation	5,930	—	3,651
Deferred income taxes	(21,779)	(11,668)	(8,285)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	40,659	4,823	25,714
Inventory	7,896	8,163	(3,565)
Prepaid expenses and other assets	8,012	(2,747)	1,741
Accounts payable	(17,237)	935	1,589
Accrued expenses and other liabilities	12,109	7,149	5,172
Deferred revenue	10,879	52,604	(10,901)

Net cash provided by operating activities	10,058	30,311	3,849

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	—	(2,373,763)	—
Purchases of property and equipment	(5,282)	(6,494)	(1,531)

Net cash used in investing activities	(5,282)	(2,380,257)	(1,531)

FINANCING ACTIVITIES:
Repayment of debt obligations	(3,438)	—	—
Proceeds from issuance of debt, net of issuance costs	—	1,563,586	—
Net proceeds from private equity investors	—	840,750	—
Net proceeds from employee investors	13	28,093	—
Proceeds from officer loan repayment	8,337	—	—
Repurchases of common stock, net	(24)	—	—

Net cash provided by financing activities	4,888	2,432,429	—

Net increase in cash and cash equivalents	9,664	82,483	2,318

Cash and cash equivalents, beginning of period	136,563	—	202,665

Cash and cash equivalents, end of period	$146,227	$82,483	$204,983

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

BLUE COAT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.	Description of Business and Basis of Presentation

Blue Coat, Inc. (the “Company” or “Blue Coat”) is a Delaware corporation and leading provider of advanced web security solutions for global enterprises and governments. The Company offers its products on-premise, in the cloud, or through a virtual appliance to best suit the needs of its customers. The Company’s solutions are delivered as appliances, perpetual software licenses, and support and subscription services. The Company has invested significantly in developing its cloud business, which now spans six continents. The Company’s hybrid deployment supports its customers any way they want to deploy the solution with the same level of service and scalability.

The Company markets and sells its products through a worldwide network of approximately 2,000 channel partners that collectively have a broad reach, ranging from strategic and large enterprises to small and mid-sized businesses. The Company employs a direct-touch sales force that focuses on large accounts and collaborates with channel partners to provide products and support. The Company’s sales are fulfilled almost entirely through its channel partner relationships, supported by its robust channel sales and marketing infrastructure.

Basis of Presentation

On May 22, 2015, the Company was acquired by funds controlled by Bain Capital Investors, LLC, a private equity investment firm, and its co-investors (the “Bain Acquisition”). The Bain Acquisition was consummated through a merger of Batman Merger Sub, Inc. with Project Barbour Holdings Corporation, at which point, Project Barbour Holdings Corporation (herein referred to as the “Predecessor”) changed its name to Blue Coat Holdings, Inc., continuing as the surviving corporation and a 100 percent-owned indirect subsidiary of Batman Holdings, Inc. (herein referred to as the “Successor”), which has since changed its name to Blue Coat, Inc.

The accompanying interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements and related information have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the disclosures required in connection with annual financial statements. These unaudited interim consolidated financial statements reflect all adjustments that are, in the opinion of management, normal, recurring and necessary for a fair statement of the Company’s results of operations. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Index to Consolidated Financial Statements in the Company’s Form S-1.

All intercompany balances and transactions have been eliminated. The Company records all acquisitions using the acquisition method of accounting and, accordingly, includes the acquired company’s results of operations in its consolidated results from the date of each acquisition. As a result of the Bain Acquisition, the Company applied purchase accounting and a new basis of accounting beginning on the date of the acquisition. The Company was required by GAAP to record all assets and liabilities at fair value as of the effective date of the acquisition, which in some cases was different than their historical book values. The consolidated financial statements of the Predecessor include the accounts of Project Barbour Holdings Corporation and its wholly-owned subsidiaries through May 22, 2015, the date on which it was acquired. The consolidated financial statements of the Successor include the accounts of Blue Coat, Inc. and its wholly-owned subsidiaries from May 23, 2015 through July 31, 2016.

Use of Estimates

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the consolidated financial statements, and the reported amounts of net revenue and expenses during the reporting periods. Such management estimates include the best estimate of selling price for the Company’s products and services, commission expense, share-based compensation including the fair value of the Company’s common stock, valuation allowance for deferred tax assets, uncertainties in income taxes, litigation and settlement costs and other loss contingencies, warranty liabilities, and the purchase price allocation of acquired businesses. The Company bases estimates on historical experience and also on assumptions that the Company believes are reasonable. Actual results may differ from these estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers, that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers and will replace most existing revenue recognition guidance in U.S. GAAP. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of the new revenue standard to annual periods beginning after December 15, 2018 for private companies and December 15, 2017 for public companies. In March, April and May 2016, the FASB issued ASU No. 2016-08, Revenue From Contracts With Customers: Principal vs. Agent Considerations, ASU No. 2016-10, Revenue From Contracts with Customers: Identifying Performance Obligations and Licensing, and ASU No. 2016-12, Revenue From Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, to provide supplemental adoption guidance and clarification to ASU No. 2014-09. The updated standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the transition methods and the effect that these ASUs will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 will explicitly require management to assess the entity’s ability to continue as a going concern at each annual and interim period. Related footnote disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern within one year after the report issuance date. If conditions do not give rise to substantial doubt, no disclosures will be required that are specific to going concern uncertainties. ASU 2014-15 is effective for reporting periods ending after December 15, 2016, and early adoption is permitted. The Company is currently evaluating the impact of the future adoption of this standard and does not expect the adoption to have a material effect on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 will require an entity to present debt issuance costs in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than as an asset, consistent with the treatment of debt discounts. The amendment does not change the recognition and measurement guidance for debt issuance costs, and the amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company does not expect the adoption to have a material effect on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11 (Subtopic 330), Simplifying the Measurement of Inventory, which provides guidance to companies who account for inventory using either the first-in, first-out (“FIFO”) or average cost methods. The guidance states that companies should measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the effect of the adoption of the standard will have on its consolidated financial statements and related disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under this ASU, acquirers must recognize measurement-period adjustments in the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. This guidance is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard and does not expect the adoption to have a material effect on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. The update to the standard is effective for annual periods beginning after December 15, 2018 for private companies and December 15, 2017 for public companies, with early adoption permitted under limited circumstances. The Company is currently evaluating the effect the standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard requires lessees to recognize a right-of-use asset and a lease liability for all operating leases, except those with a term of 12 months or less. The liability will initially be equal to the present value of lease payments, and the asset will be based upon the liability. The standard is effective for annual periods beginning after December 15, 2019 for private companies and December 15, 2018 for public companies, with early adoption permitted. Adoption of the standard will result in a gross up of the Company’s consolidated balance sheet for the right-of-use asset and the lease liability for operating leases. The Company is currently evaluating the effect the standard will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Accounting. The amendments will require companies to recognize the income tax effects of awards in the income statement when the awards vest or are settled. The guidance requires companies to present excess tax benefits as an operating activity and cash paid to a taxing authority to satisfy statutory withholding as a financing activity on the statement of cash flows. The guidance will also allow entities to make an alternative policy election to account for forfeitures as they occur. The guidance is effective for annual periods beginning after December 15, 2017 for private companies and December 15, 2016 for public companies. The Company is currently evaluating the effect the standard will have on its consolidated financial statements.

Note 2.	Business Combinations

Elastica Acquisition

On November 16, 2015, the Company completed the acquisition of 100% of the voting equity interest in Elastica, Inc. (“Elastica”), a leader in the Cloud Access Security Broker (“CASB”) segment. The total purchase price was $239.2 million consisting of cash consideration. Results of operations for Elastica were included in the Company’s consolidated financial statements from the date of acquisition. For the quarter ended July 31, 2016, the Company did not incur transaction expenses directly related to the acquisition and the related issuance of debt. Revenue and earnings subsequent to the acquisition date are not presented, as the business was fully integrated subsequent to the acquisition and therefore impracticable for the Company to quantify.

The following table summarizes the preliminary allocation of the purchase price, based on the estimated acquisition date fair value of the assets acquired and liabilities assumed (in thousands):

November 16, 2015
Fair value of net assets acquired:
Cash and cash equivalents	$3,530
Accounts receivable, net	102
Restricted cash	535
Property and equipment	717
Prepaid and other assets	4,300
Intangible assets	54,450
Goodwill	179,004

Total assets acquired	242,638
Accounts payable and accruals	(997)
Deferred revenue	(135)
Other liabilities	(2,338)

Total liabilities assumed	(3,470)

Net assets acquired	$239,168

Intangible assets acquired and their estimated useful lives are shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Backlog	$100	0.5 years
Trade names	300	2 years
Customer relationships	250	6 years
Developed technology	53,800	6 years

The intangible assets are being amortized on a straight-line basis, which reflects the pattern in which the economic benefits of the intangible assets are being utilized. The goodwill is primarily attributable to expected synergies resulting from the transaction. None of the goodwill is deductible for tax purposes.

Perspecsys Acquisition

On July 30, 2015 the Company completed the acquisition of 100% of the voting equity interest in Perspecsys, Inc., a leader in enterprise cloud data protection solutions. The Company believes the acquisition will enable it to expand in the CASB segment. The purchase price of $45.5 million consists of a cash payment of $29.7 million, a guaranteed earn out of $15.0 million and an earn out of $10.0 million contingent upon achieving certain net revenue targets within the first year. The guaranteed earn out and contingent earn out had an acquisition date fair value of $14.8 million and $1.0 million, respectively. The contingent earn out was subsequently adjusted to zero and recognized through the consolidated statements of operations in the three months ended April 30, 2016, as the Company determined it was unlikely the net revenue targets would be met within the first year. Revenue and earnings subsequent to the acquisition date are not presented, as the business was fully integrated subsequent to the acquisition and therefore impracticable for the Company to quantify.

The following table summarizes the allocation of the purchase price, based on the estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

July 30, 2015
Fair value of net assets acquired:
Cash and cash equivalents	$739
Accounts receivable, net	598
Property and equipment	303
Prepaid and other assets	2,573
Intangible assets	11,080
Goodwill	36,466

Total assets acquired	51,759
Accounts payable and accruals	(1,053)
Deferred revenue	(254)
Notes payable	(537)
Other long-term liabilities	(3,244)

Total liabilities assumed	(5,088)

Net assets acquired	$46,671

Intangible assets acquired and their estimated useful lives are shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Trade names	$20	2 years
Non-competition agreements	360	2 years
Customer relationships	1,400	10 years
Developed technology	9,300	6 years

Trade names, non-competition agreements, and developed technology are being amortized on a straight-line basis, which reflects the pattern in which the economic benefits of the intangible assets are being utilized. Customer relationships are being amortized based on the expected earnings pattern of those customer relationships, which reflects the pattern in which the economic benefits are being utilized. The goodwill is primarily attributable to expected synergies resulting from the transaction. None of the goodwill is deductible for tax purposes.

Bain Acquisition

On May 22, 2015, the Company was acquired by funds controlled by Bain Capital Investors, LLC (“Bain Capital”), a private equity investment firm, and its co-investors. The purchase price of $2.5 billion was funded by $0.9 billion in cash and the issuance of $0.47 billion of senior notes under an indenture and $1.15 billion of senior secured term loans under a senior secured credit facility. For the quarter ended July 31, 2016, the period May 1, 2015 through May 22, 2015 and the period May 23, 2015 through July 31, 2015, the Company incurred approximately zero, $15.3 million and $8.3 million, respectively, of transaction expenses directly related to the merger, which was included in general and administrative expenses in the Company’s statements of operations.

In connection with the Bain Acquisition, the Company repaid its existing credit facilities in full and replaced them with new credit facilities and unsecured senior notes. The Company also incurred an aggregated $25.6 million of costs related to the extinguishment of its existing debts, including the write-off of unamortized borrowing costs and an early extinguishment fee paid to its lenders. These costs were contingent upon the closing of the Bain Acquisition and were not included in the Predecessor’s consolidated statements of operations for the period from May 1, 2015 through May 22, 2015. See Note 5, Debt, for further discussion of the new senior secured credit facilities and unsecured senior notes.

The following table summarizes the allocation of the purchase price, based on the estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

May 22, 2015
Fair value of net assets acquired:
Cash and cash equivalents	$204,983
Accounts receivable, net	128,774
Inventory	58,736
Property and equipment	35,742
Prepaid and other assets	31,371
Intangible assets	1,066,600
Goodwill	1,367,112

Total assets acquired	2,893,318
Accounts payable and accruals	(68,671)
Deferred revenue	(118,045)
Deferred income taxes	(142,872)
Other long-term liabilities	(14,503)

Total liabilities assumed	(344,091)

Net assets acquired	$2,549,227

Intangible assets acquired and estimated useful lives of the intangible assets are shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Trade names, Blue Coat	$220,000	Indefinite
Customer relationships	635,000	13 years
Product backlog	1,600	3 months
Developed technology	210,000	6 years

Product backlog and developed technology are being amortized on a straight-line basis, which reflects the pattern in which the economic benefits of the intangible assets are being utilized. Customer relationships are being amortized based on the expected earnings pattern of those customer relationships, which reflects the pattern in which the economic benefits are being utilized. Goodwill is primarily attributable to expected synergies resulting from the transaction. None of the goodwill is deductible for tax purposes.

Note 3.	Goodwill and Identifiable Acquisition-Related Intangible Assets

Goodwill

The changes in the carrying amount of goodwill during the three months ended July 31, 2016 are as follows (in thousands):

Beginning balance as of April 30, 2016	$1,580,592
Adjustments to goodwill related to acquisitions	1,990

Balance as of July 31, 2016	$1,582,582

During the quarter ended July 31, 2016, the Company made an adjustment to goodwill of approximately $2.0 million for re-measurement of its tax integration plan pertaining to the Perspecsys acquisition.

Identifiable acquisition-related intangible assets

The Company’s identifiable acquisition-related intangible assets are as follows (in thousands):

		As of July 31, 2016			As of April 30, 2016
	Amortization Period	Gross Amount	Accumulated Amortization	Net Carrying Value	Gross Amount	Accumulated Amortization	Net Carrying Value

Developed technology and patents	6 years	$273,100	$(49,582)	$223,518	$273,100	$(38,202)	$234,898
Customer relationships	10-13 years	636,650	(148,525)	488,125	636,650	(120,816)	515,834
Product backlog	3 - 5.5 months	1,700	(1,700)	—	1,700	(1,700)	—
Non-compete agreements	2 years	360	(180)	180	360	(135)	225
Trade names, other	2 years	320	(116)	204	320	(76)	244
Trade names, Blue Coat	Indefinite	220,000	—	220,000	220,000	—	220,000

		$1,132,130	$(200,103)	$932,027	$1,132,130	$(160,929)	$971,201

Amortization expense for the Company’s purchased intangible assets was as follows (in thousands):

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015

Included in cost of net revenue	$11,382	$7,901	$2,405
Included in operating expense	27,792	30,165	1,738

	$39,174	$38,066	$4,143

As of July 31, 2016, the estimated amortization expense related to the Company’s identifiable acquisition-related intangible assets in future periods was as follows (in thousands):

Year Ending April 30,	Cost of Net Revenue	Operating Expenses	Total
2017 (from August 1, 2016)	$34,145	$83,375	$117,520
2018	45,519	92,127	137,646
2019	45,517	69,263	114,780
2020	45,517	55,690	101,207
2021	45,517	44,746	90,263
2022 and thereafter	7,314	143,297	150,611

Total amortization	$223,529	$488,498	$712,027

Note 4.	Restructuring and Other Charges

In connection with the acquisitions of Perspecsys and the Predecessor by the Successor in the first quarter of fiscal 2016, the Company initiated certain restructuring activities that resulted in reductions to its headcount. The Company incurred $0.8 million restructuring costs from May 23 to July 31, 2015 related to severance and contract termination costs. The Company did not incur restructuring charges in the three months ended July 31, 2016 and the period from May 1, 2015 to May 22, 2015, and did not have a restructuring liability balance as of July 31, 2016 and April 30, 2016.

Note 5.	Debt

Prior to the Bain Acquisition, the Predecessor’s credit facilities included first and second lien term loans and a revolving credit facility with borrowing capacity of $40.0 million. As of April 30, 2015, the Company reported in its consolidated balance sheet a liability of $1,047.8 million (net of unamortized borrowing costs of $19.3 million) for outstanding term loan borrowings, of which $7.5 million was included in current liabilities and $1,040.3 million was reported as long-term debt.

On May 22, 2015, in connection with the Bain Acquisition, the Company repaid the Predecessor’s existing credit facilities in full and replaced them with the following: (i) new credit facilities in an initial aggregate principal amount of $1.25 billion, comprised of (a) a senior secured term loan facility in an aggregate principal amount of $1.15 billion (the “Initial Term Loans”), which was borrowed on May 22, 2015 and which was increased on November 16, 2015 by $225.0 million aggregate principal amount of additional senior secured term loans (the “Incremental Term Loans” and, together with the Initial Term Loans, the “Senior Secured Term Loan Facility”) in connection with the Elastica acquisition and (b) a senior secured revolving facility in an aggregate principal committed amount of $100.0 million (the “Senior Secured Revolving Facility”, and, together with the Senior Secured Term Loan Facility, the “Senior Secured Credit Facilities”) and (ii) issued unsecured senior notes due 2023 in an aggregate principal amount of $470.0 million (the “Senior Notes”). The Senior Secured Term Loan Facility matures on May 20, 2022. The Senior Secured Revolving Facility matures on May 22, 2020. The Senior Notes mature on June 1, 2023. Blue Coat Holdings, Inc. obligations under the Senior Secured Credit Facilities are guaranteed on a senior secured basis by Batman Intermediate Holdings B, Inc. and each existing and subsequently acquired or organized direct or indirect wholly-owned material domestic restricted subsidiary of Blue Coat Holdings, Inc., subject to certain customary exceptions and limitations set forth in the documentation governing the Senior Secured Credit Facilities, and the Senior Notes are guaranteed on an unsecured basis by each wholly-owned domestic subsidiary of Blue Coat Holdings, Inc. that guarantees the Senior Secured Credit Facilities. See the sections entitled “Senior Secured Credit Facilities” and “Senior Notes” below for further information on the Senior Secured Credit Facilities and Senior Notes.

As of July 31, 2016 and April 30, 2016, the Company’s total outstanding indebtedness under the new credit facilities was $1.78 billion and $1.79 billion, respectively, (net of $50.6 million and $52.8 million, respectively, of debt issuance costs), of which $13.8 million and $13.8 million, respectively, was included in current liabilities and $1.77 billion and $1.77 billion, respectively, was reported as long-term debt. Debt issuance costs are capitalized and included in the consolidated balance sheet as an asset or a direct deduction from the long-term debt liability and are amortized into interest expense over the term of the respective borrowings using the effective interest method. As of July 31, 2016 and April 30, 2016, outstanding principal amounts were $1.36 billion and $1.37 billion, respectively, with respect to the Senior Secured Term Loan Facility and $470.0 million and $470.0 million, respectively, with respect to the Senior Notes. In connection with the acquisition by Symantec Corporation as further explained in footnote 16, Subsequent Events, the outstanding indebtedness were fully repaid on August 1 and August 2, 2016. The remaining contractual principal payments related to these borrowings in future fiscal years as of July 31, 2016 were as follows (in thousands):

Year Ending April 30,
2017 (from August 1, 2016)	$10,313
2018	13,750
2019	13,750
2020	13,750
2021	13,750
2022 and thereafter	1,769,375

Total principal payments	$1,834,688

Senior Secured Credit Facilities

The principal amount of the Senior Secured Term Loan Facility amortizes in equal quarterly installments of $3.4 million, payable on the last business day of each April, July, October and January, commencing January 29, 2016, with the balance payable at maturity. The loans under the Senior Secured Credit Facilities bear interest, at the option of Blue Coat Holdings, Inc., at a rate per annum equal to (a) an adjusted LIBOR rate (with a floor of 1.00% per annum) plus an applicable margin of 3.50%, payable on the last day of the applicable interest period applicable thereto (and, in the case of an interest period in excess of three months, on each date occurring at three-month intervals after the first day of such interest period), or (b) the alternate base rate (with a floor of 2.00% per annum) plus an applicable margin of 2.50%, payable quarterly in arrears on the last business day of each April, July, October and January. The Initial Term Loans and the Incremental Term Loans under the Senior Secured Term Loan Facility were borrowed as LIBOR loans. The applicable margin for loans under the Senior Secured Revolving Facility is subject to two reductions of 0.25% below the applicable margin described above based upon the consolidated first lien net leverage ratio of Blue Coat Holdings, Inc. (which is the ratio of certain first lien secured debt, less cash and cash equivalents, of Blue Coat Holdings, Inc. and its restricted subsidiaries, to Consolidated EBITDA, as defined in the credit agreement governing the Senior Secured Credit Facilities) on a trailing four quarter basis on the last day of the most recent four fiscal quarter period for which financial statements were required to be delivered under the Senior Secured Credit Facilities.

Blue Coat Holdings, Inc. is required to comply with a maximum consolidated first lien net leverage ratio of 6.50 to 1.00 (decreasing to 5.00 to 1.00 on and after August 1, 2017) under the Senior Secured Revolving Facility. This financial covenant is tested quarterly on a trailing four quarter basis on the last day of the most recent four fiscal quarter period for which financial statements were required to be delivered under the Senior Secured Credit Facilities only if, as of the last day of the applicable fiscal quarter of Blue Coat Holdings, Inc. (commencing January 29, 2016), revolving loans under the Senior Secured Revolving Facility (including swingline loans) and certain letter of credit obligations (but excluding undrawn or cash collateralized letters of credit) are outstanding in an aggregate amount greater than 35% of the total commitments under the Senior Secured Revolving Facility at such time. If such outstanding amounts do not exceed 35% of the total commitments under the Senior Secured Revolving Facility at the end of the applicable any fiscal quarter, no financial covenant is applicable. As of July 31, 2016, the Company was in compliance with the financial covenants under the Senior Secured Credit Facilities.

At July 31, 2016 and April 30, 2016, the interest rate on the outstanding balances under the Senior Secured Term Loan Facility was 4.5%. At July 31, 2016 and April 30, 2016, Blue Coat Holdings, Inc. had a total of $100.0 million of availability for additional borrowings under the Senior Secured Revolving Facility, as Blue Coat Holdings, Inc. had no outstanding borrowings and no letters of credit outstanding which would reduce availability under the Senior Secured Revolving Facility on such date.

Senior Notes

The Senior Notes bear interest at a rate per annum of 8.375%, payable semi-annually. At any time and from time to time prior to June 1, 2018, Blue Coat Holdings, Inc. may, at its option, redeem up to 40% of the aggregate principal amount of the Senior Notes issued under the indenture governing the Senior Notes at a redemption price equal to 108.375% of the principal amount of the Senior Notes redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, with the net cash proceeds received by, or contributed to, it or its restricted subsidiaries from certain equity offerings; provided that: (1) in each case the redemption takes place not later than 180 days after the closing of the related equity offering, and (2) not less than 50% of the original aggregate principal amount of the Senior Notes issued under the indenture governing the Senior Notes remains outstanding immediately thereafter, excluding Senior Notes held by the Company or any of its restricted subsidiaries.

At any time and from time to time on and after June 1, 2018, the Company may redeem the Senior Notes at its option, in whole or in part, based on the following agreed-upon schedule of redemption prices if redeemed during the 12-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2018	104.188%
2019	102.094%
2020	101.047%
2021 and thereafter	100.000%

Note 6.	Derivative Financial Instruments

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments.

The Company’s use of derivative financial instruments is limited to the utilization of interest rate caps to manage its exposure to interest rates. In September 2015, the Company entered into interest rate cap agreements to reduce exposure to future interest rate fluctuations and the resulting payments associated with its variable interest rate debts under the Senior Secured Term Loan Facility. The Company elected to finance the cap purchase premium over the respective term of the interest rate caps rather than pay the cash premium up-front. During the quarter ended July 31, 2016, the Company terminated all outstanding interest rate caps for a final cash settlement of $3.8 million, in anticipation of the Symantec Acquisition as further explained in footnote 16, Subsequent Events.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheet as of July 31, 2016 and April 30, 2016:

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	Fair Value		Balance Sheet Location	Fair Value
(In thousands)		July 31, 2016	April 30, 2016		July 31, 2016	April 30, 2016
Derivatives designated as hedging instruments:
Interest rate caps	Other current assets	$—	$—	Other current liabilities	$—	$406
Interest rate caps	Other noncurrent assets	—	—	Other noncurrent liabilities	—	2,512

Total derivatives		$—	$—		$—	$2,918

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statements of operations and the consolidated statements of comprehensive income (loss):

	Successor		Predecessor
	Three Months Ended July 31, 2016	Period from May 23, 2015 to July 31, 2015	Period from May 1 to May 22, 2015
(In thousands)
Derivatives designated as hedging instruments (Interest rate caps):
Effective portion:
Loss recognized in other comprehensive income on derivative	$(1,008)	N/A	N/A
Loss reclassified from other comprehensive income into interest expense	14	N/A	N/A
Ineffective portion and amount excluded from effectiveness testing:
Loss recognized in other expense	(22)	N/A	N/A

During the period ended July 31, 2016, the Company accelerated the reclassification of amounts in other comprehensive income to earnings as a result of the discontinuance of the hedges because it became probable that the original forecasted transactions will not occur. The acceleration resulted in a loss of $4.1 million due to missed forecasted transactions as recognized in other expense.

Note 7.	Fair Value of Financial Instruments

The Company determines the fair values of its financial instruments based on a fair value hierarchy. The classification of a financial asset or liability within the hierarchy is based upon the lowest level input that is significant to the fair value measurement. The fair value hierarchy prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 — Observable inputs, such as quoted prices in active markets,

Level 2 — Inputs other than the quoted prices in active markets that are observable directly, or

Level 3 — Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures its financial assets at fair value. The fair value estimates are based on information available to management and are not necessarily indicative of the amounts the Company could ultimately realize.

The following table represents the Company’s financial instruments measured at fair value as of July 31, 2016 and April 30, 2016 (in thousands):

	July 31, 2016		April 30, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Valuation Inputs
Assets:
Cash and cash equivalents	$146,227	$146,227	$136,563	$136,563	Level 1
Liabilities:
Interest rate hedges	$—	$—	$2,918	$2,918	Level 2

The Company’s cash and cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices in active markets.

The Company uses interest rate caps (options) to manage its interest rate risk. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The variable interest rates used in the calculation of projected receipts on the cap, as well as the present value of the deferred premium payments, are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both the Company’s own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of the Company’s derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value the Company’s derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by ourselves and the Company’s counterparties. The Company has determined that, based on the relative significance of the impact of the credit valuation adjustments made to the Company’s derivative contracts relative to the fair value of each individual contract, the credit valuation adjustments were not significant to the overall valuation. As a result, all of the Company’s derivatives held as of April 30, 2016 were classified as Level 2 in the fair value hierarchy. The Company terminated all interest rate cap derivatives as of July 31, 2016, as further disclosed in footnote 6, Derivative Financial Instruments

Note 8.	Balance Sheet Components

Inventory

Inventory consisted of the following (in thousands):

	July 31, 2016	April 30, 2016
Raw materials	$5,254	$9,449
Finished goods	12,271	15,972

Total	$17,525	$25,421

Property and equipment

Net property and equipment consisted of the following (in thousands):

	July 31, 2016	April 30, 2016
Computer and office equipment	$37,412	$36,741
Software	11,920	12,057
Furniture and fixtures	2,547	2,415
Leasehold improvements	18,751	18,661
Construction in progress	9,261	4,735

	79,891	74,609
Less accumulated depreciation	(24,809)	(19,581)

Property and equipment, net	$55,082	$55,028

The following table summarizes the Company’s depreciation and amortization expense incurred (in thousands):

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015
Depreciation and amortization	$5,228	$3,287	$1,632

Other current liabilities

Other current liabilities consisted of the following (in thousands):

	July 31, 2016	April 30, 2016
Accrued professional and consulting fees	$6,030	$3,567
Accrued royalties	2,875	2,551
Warranty obligations	43	51
Supply chain liability	162	268
Foreign taxes payable	746	1,464
Accrued interest expense	6,915	16,573
Accrued acquisition costs	4,498	4,500
Accrued litigation loss	40,205	—
Other	12,528	12,209

	$74,002	$41,183

Deferred revenue

Deferred revenue consisted of the following (in thousands):

	July 31, 2016	April 30, 2016
Current:
Deferred product revenue	$10,809	$9,614
Deferred service and subscription revenue	236,560	239,601

Total deferred revenue, current	247,369	249,215

Noncurrent:
Deferred product revenue	7,860	6,759
Deferred service and subscription revenue	119,873	108,249

Total deferred revenue, noncurrent	127,733	115,008

Total deferred revenue	$375,102	$364,223

Note 9.	Stockholders’ Equity

Common Stock

On May 22, 2015, the Company and Project Barbour Holdings Corporation completed the Bain Acquisition in which Batman Holdings, Inc., acquired 100 percent of the capital stock of Project Barbour Holdings Corporation. Project Barbour Holdings Corporation changed its name to Blue Coat Holdings, Inc., continuing as the surviving corporation and a 100 percent owned indirect subsidiary of Batman Holdings, Inc, which has since changed its name to Blue Coat, Inc. In connection with the merger, Blue Coat, Inc. authorized 150,000,000 shares of common stock at $0.001 par value per share. Each share of common stock is entitled to one vote. As of July 31, 2016 and April 30, 2016, the Company had 150,000,000 shares of common stock authorized and 91,201,058 and 91,172,391, respectively, issued and outstanding.

All Class A, B and C common stocks issued by the Predecessor were extinguished as part of the Bain Acquisition on May 22, 2015.

2015 Equity Incentive Plan (Successor)

In May 2015, the Board of Directors adopted the Batman Holdings, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, and performance awards, to provide incentives for certain employees, directors, consultants and advisers to the Company. Upon adoption of the 2015 Plan, the Company reserved a maximum of 14,375,000 shares of common stock for issuance.

2012 Securities Purchase Plan (Predecessor)

On May 22, 2015, in connection with the Bain Acquisition, all awards under the 2012 Securities Purchase Plan were repurchased or cancelled. There are no remaining awards authorized or outstanding.

Employee Stock Options, Restricted Stock Awards (“RSA”), Restricted Stock Units (“RSU”), and Performance Stock Units (“PSU”)

Pursuant to the 2012 Securities Purchase Plan, the Company granted options to certain employees to purchase shares of the Company’s Class B common stock in the fiscal years ended April 30, 2014 and 2015. Under the 2012 Securities Purchase Plan, options vest 25 percent upon the one-year anniversary date from initial vesting date, with the remainder vesting monthly over the following three years.

Beginning on May 23, 2015, the Company granted options and incentive stock awards pursuant to the 2015 Plan. Options, RSAs, RSUs and PSUs granted under the 2015 Plan may contain performance and market conditions, and vest over a period of up to five years depending on achievement of the various market and performance conditions.

A summary of stock option activity during the first quarter of fiscal 2017 follows (in thousands, except per share amounts):

	Shares	Weighted Average Exercise price
Options outstanding as of April 30, 2016	13,503	$11.01
Granted	—	—
Exercised	(2)	$14.40
Cancelled	(42)	$17.64

Options outstanding as of July 31, 2016	13,459	$10.99

A summary of RSA activity follows (in thousands, except per share amounts):

	Shares	Weighted Average Grant Date Fair Value Per Share
RSAs unvested as of April 30, 2016	2,313	$9.22
Granted	28	$30.40
Vested	(94)	$10.00
Cancelled	—

RSAs unvested, July 31, 2016	2,247	$9.45

A summary of RSU activity follows (in thousands, except per share amounts):

	Shares	Weighted Average Grant Date Fair Value Per Share
RSUs unvested as of April 30, 2016	—
Granted	2,719	$30.40
Vested	—
Cancelled	—

RSUs unvested, July 31, 2016	2,719	$30.40

A summary of PSU activity follows (in thousands, except per share amounts):

	Shares	Weighted Average Grant Date Fair Value Per Share
PSUs unvested as of April 30, 2016	—
Granted	1,714	$30.40
Vested	—
Cancelled	—

PSUs unvested, July 31, 2016	1,714	$30.40

Stock-Based Compensation Expense

The Company measures stock-based compensation at the grant date based on the estimated fair value of the award and recognizes the expense over the requisite service period which is generally the vesting term of the grant. Estimated compensation cost relating to RSAs, RSUs and PSUs granted under the 2015 Plan is based upon the most recent valuation of the Company’s equity on a per share basis on the date of grant. For options with performance and market-based conditions granted under the 2015 Plan, the Company employs a Monte Carlo simulation and determines the fair value based on the most probable outcome of the market condition and recognizes the compensation cost when the performance condition becomes probable. For options without market conditions granted under the 2012 Plan and the 2015 Plan, the fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the table below. The estimated expected term of options granted is derived using the simplified method, which calculates the expected term equal to the vesting period plus the midpoint of the remaining contractual term. The risk free interest rate is based on the implied yield currently available on U.S. Treasury securities with a remaining term commensurate with the estimated expected term. Expected volatility is based on comparing peer companies with similar leverage ratios over the period commensurate with the estimated expected term. The Company recognizes compensation expense net of the estimated forfeitures.

The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations and comprehensive loss (in thousands):

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015
Stock-based compensation expense:
Cost of net revenue	$178	$—	$59
Sales and marketing	1,281	—	621
Research and development	714	—	386
General and administrative	3,757	—	2,585

	$5,930	$—	$3,651

As of July 31, 2016, $23.7 million, $12.1 million, $62.4 million, and $43.1 million of unrecognized compensation cost related to stock options, RSAs, RSUs, and PSUs, respectively, adjusted for estimated forfeitures, is expected to be recognized over a weighted-average period of 3.4 years, 3.6 years, 2.4 years, and 1.7 years, respectively.

Note 10.	Net Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by basic weighted-average shares outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by diluted weighted-average shares outstanding, including potentially dilutive securities. Given the liquidation preferences and dividend terms as described in Note 9, Stockholders’ Equity, the Company treated Class A common stock as preferred stock for the purpose of calculating net loss attributable to common stockholders and net loss per share attributable to common stockholders. While Class B and Class C common stock were participating securities, the Company has presented net loss per share on a combined basis.

The following Class A Common Stock and outstanding stock-based compensation awards were excluded from the computation of diluted net loss per common share applicable to common stockholders for the periods presented as their effect would have been anti-dilutive (in thousands):

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015
Class A common stock	—	—	337
Outstanding stock options	13,459	—	—
Nonvested Carry Grants	—	—	419
RSAs	2,247	—	—
RSUs	2,719	—	—
PSUs	1,714	—	—

Potential common shares excluded from diluted net loss per share	20,139	—	756

Note 11.	Income Taxes

For the quarter ended July 31, 2016, the Company recorded a benefit of $20.1 million. The difference between the recorded benefit from income taxes and an income tax provision based on the federal statutory rate of 35% was primarily attributable to the jurisdictional mix of income between U.S. and foreign sources and taxes on intercompany transactions, partially offset by benefits from federal R&D tax credit and a purchase accounting true up related to the prior year. The discrete items recorded in the quarter ended July 31, 2016 principally related to the true up of certain purchase accounting entries.

For the Predecessor period from May 1, 2015 through May 22, 2015, the Company recorded a benefit of $7.6 million. For the Successor period from May 23, 2015 through July 31, 2015, the Company recorded a benefit from income taxes of $11.9 million. For the Predecessor period from May 1, 2015 through May 22, 2015, the difference between the recorded benefit from income taxes and an income tax provision based on the federal statutory rate of 35% was primarily due to jurisdictional mix of income between U.S. and foreign sources, stock-based compensation charges, taxes on foreign income, various non-deductible items and previously taxed income repatriated to the U.S. For the Successor period from May 23, 2015 through July 31, 2015, the difference between the recorded benefit from income taxes and an income tax provision based on the federal statutory rate of 35% was primarily attributable to taxes on intercompany loan balances to foreign subsidiaries, non-deductible transaction costs, reserve of uncertain positions, the effect of intercompany transactions, state taxes, and domestic production benefit.

For the quarter ended July 31, 2016, the Company computed the income tax benefit on a discrete year-to-date method in order to provide a more accurate estimate of the tax account balances as of Symantec’s acquisition of the Company on August 1, 2016. For the Predecessor period from May 1, 2015 through May 22, 2015, the Company computed the income tax benefit based on an estimated annual effective tax rate. For the Successor period from May 23, 2015 through July 31, 2015, the Company computed the income tax benefit based on an estimated annual effective tax rate.

As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of the period ending April 30, 2016, the Company was in a net deferred tax liability position for the U.S. when excluding indefinite life intangibles and had a history of using all its tax attributes before expiration. As of July 31, 2016, the Company was in a net deferred tax asset position for the U.S. excluding indefinite life intangibles. On the basis of the evaluation of the available positive and negative evidence and in conjunction with the deferred tax asset position as of July 31, 2016, a full valuation allowance has been recorded against the Company’s U.S. deferred tax assets. The Company will continue to monitor the deferred tax assets and evaluate factors impacting the valuation allowance conclusions and will make adjustments as needed.

Note 12.	Defined Contribution and Other Post Retirement Plans

The Company has a defined contribution benefit plan under Section 401(k) of the Internal Revenue Code, which covers substantially all U.S. employees (the “401(k) Plan”). U.S. employees are automatically enrolled in the Company’s 401(k) Plan when they meet eligibility requirements, unless they decline participation. Eligible employees may contribute pretax amounts to the plan via payroll withholding, subject to certain limitations. The Company matches participant contributions on a dollar-for-dollar basis up to the lower of three percent of a participant’s eligible compensation or $3,000 per calendar year. Matching contributions are invested in accordance with a participant’s existing investment elections and become fully vested after four years of service. Certain of the Company’s foreign subsidiaries also have defined contribution or other post-retirement plans in which a majority of their employees participate. The total amount of employer expenses, including the employer contributions to the Company’s 401(k) Plan and foreign subsidiaries’ plans, was as follows (in thousands):

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23 to July 31, 2015	May 1 to May 22, 2015

Employer contribution expenses	$1,956	$1,031	$536

Note 13.	Commitments and Contingencies

Guarantees, Indemnifications and Warranty Obligations

The Company’s customer agreements generally include certain provisions for indemnifying such customers against certain liabilities, including if the Company’s products infringe a third party’s intellectual property rights. The Company has also agreed in certain circumstances to indemnify for customer costs that would be incurred in connection with a product recall and to indemnify certain suppliers in connection with liabilities they may incur in connection with the provision of services to the Company. Through April 30, 2016, the Company has not incurred any material costs as a result of such indemnification provisions and the Company has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

The Company’s Bylaws provide that the Company shall indemnify the Company’s directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements or other contractual arrangements with current and former executive officers and directors of the Company and of certain of the Company’s subsidiaries, which contain provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company maintains a warranty accrual for estimated future warranty obligations using anticipated future warranty costs based on the historical warranty rates. The Company generally provides a one-year warranty on hardware products.

Changes in the Company’s warranty obligations, which are included in other current liabilities in the Company’s consolidated balance sheets, were as follows (in thousands):

Warranty accrual as of April 30, 2016	$51
Warranty provision recorded during the period	43
Consumption during the period	(51)

Warranty accrual as of July 31, 2016	$43

Operating Lease Commitments

The Company leases certain office equipment and office facilities under non-cancelable operating leases that expire at various dates through fiscal 2026. The facility leases generally require the Company to pay operating costs, including property taxes, insurance and maintenance, and may contain scheduled rent increases and certain other rent escalation clauses. Rent expense is recognized in the Company’s consolidated financial statements on a straight-line basis over the terms of the respective leases after consideration of rent holidays and improvement allowances, if applicable, with any assets purchased using a lessee improvement allowance capitalized as fixed assets and depreciated over the shorter of their useful lives or the lease term.

The Company leased a building with approximately 116,600 square feet of office space in Sunnyvale, California as its corporate headquarters until November 30, 2015. In January 2015, the Company entered into a ten-year lease for a new corporate headquarters location consisting of approximately 104,500 square feet of office space in Sunnyvale, California. Annualized base rent under this lease ranges from $3.5 million to $4.4 million.

In connection with the facility leases for the Company’s corporate headquarters and certain other facility locations, the Company is required to maintain irrevocable standby letters of credit with a major financial institution as a form of security. The aggregate amount of the facility-related letters of credit was $4.0 million at July 31, 2016 and the letters of credit have expiration dates through August 2016. The letters of credit are secured by deposits and provide for automatic annual extensions, without amendment, for a period of one year on each successive expiration date, but no later than the respective lease expirations. The deposits securing the letters of credit are primarily classified as long-term restricted cash in the accompanying consolidated balance sheets.

As of July 31, 2016, future minimum lease payments under non-cancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

Fiscal Years Ending April 30,	Amount
2017 (from August 1, 2016)	$8,016
2018	8,794
2019	7,109
2020	6,145
2021	5,445
Thereafter	20,244

Total	$55,753

Rental expense for operating leases, including rentals on a month-to-month basis, was as follows (in thousands):

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23 to July 31, 2015	May 1 to May 22, 2015

Rent expense	$2,722	$1,719	$792

Purchase Commitments and Other

The Company purchases components from a variety of suppliers and uses several contract manufacturers to provide manufacturing services for the Company’s products. During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, the Company entered into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by the Company or that establish the parameters defining the Company’s requirements. A significant portion of the Company’s reported purchase commitments arising from these agreements consists of firm, noncancelable and unconditional commitments. In certain instances, these agreements allow the Company the option to cancel, reschedule and adjust the Company’s requirements based on the Company’s business needs prior to firm orders being placed. These agreements are enforceable and legally binding against the Company in the short term and all amounts under these arrangements are due to be paid by the end of fiscal 2017. As of July 31, 2016, the Company’s total purchase commitments for inventory were not significant. In addition, the Company had contractual obligations of approximately $6.3 million associated with license and service agreements as of July 31, 2016.

Legal Proceedings

The Company is currently a party to, and may in the future be involved in, various litigation matters (including intellectual property litigation), legal claims, and government investigations. Notably, the Company is currently involved in ongoing legal proceedings with Finjan, Inc. (“Finjan”).

On August 28, 2013, Finjan filed a complaint (“Finjan Case 1”) in the U.S. District Court for the Northern District of California alleging that certain Blue Coat products infringe U.S. Patent Nos. 6,154,844, 6,804,780, 6,965,968, 7,058,822, 7,418,731 and 7,647,633. On August 4, 2015, the jury in Finjan Case 1 returned a verdict that certain Blue Coat products infringe five Finjan patents in suit and awarded Finjan lump-sum money damages of $39.5 million. On November 20, 2015, the trial court entered a judgment in Finjan Case 1 in favor of Finjan on the jury verdict and certain non-jury legal issues. In its ruling on post-trial motions on July 28, 2016, the trial court denied the Company’s motions seeking a new trial or judgment as a matter of law, but also denied Finjan’s request for enhanced damages and attorneys’ fees. The Company intends to vigorously contest the judgment and continue to investigate all available remedies for relief, including appeal. However, the Company cannot be certain that its appeal, if it chooses to appeal, will be successful. The Company is further contesting validity of the claims in the ‘633 through a currently pending Inter Partes Review (“IPR”) proceeding before the Patent Trial and Appeal Board (“PTAB”) on such patent. A final decision by the PTAB is expected mid-2017, although the Company cannot be certain that such proceeding will be successful. During the quarter ended July 31, 2016, the Company recorded a liability of $40.2 million (constituting estimated loss and interest) with respect to Finjan Case 1.

On July 15, 2015, Finjan filed a second complaint (“Finjan Case 2”) in the U.S. District Court for the Northern District of California alleging that certain Blue Coat products infringe U.S. Patent Nos. 6,154,844, 6,965,968, 7,418,731, 8,079,086, 8,225,408, 8,566,580 and 8,677,494. On March 1, 2016, Finjan amended its complaint to allege that certain Blue Coat products also infringe U.S. Patent Nos. 9,141,786, 9,189,621 and 9,219,755. Finjan’s complaint also seeks enhanced damages, including treble damages. The Company contests Finjan’s right to recover damages on three patents-6,154,844, 6,965,968 and 7,418,731-for which Finjan was awarded lump-sum money damages that the Company contends are for the life of such patents in Finjan Case 1. The Company believes the jury’s verdict in Finjan Case 1 is in error and intends to vigorously defend Finjan Case 2. However, the Company cannot be certain that it will ultimately prevail. If the Company does not prevail in Finjan Case 2, monetary damages may be imposed upon it and the Company’s business and results of operations may be harmed. Trial in Finjan Case 2 is currently scheduled for October 30, 2017. The Company is further contesting validity of the claims in the Finjan Case 2 patents through various IPR petitions before the PTAB. As of July 31, 2016, the PTAB has instituted IPR proceedings on the ‘408 and ‘494 patents, with an institution decision pending on the ‘086. A final decision by the PTAB on these proceedings (if the ‘086 is instituted) is expected at the end of 2017, although the Company cannot be certain that such proceedings will be successful.

In a letter dated February 5, 2015, AT&T made an indemnification demand against Blue Coat in relation to a lawsuit pending in the United States District Court for the Northern District of Texas, Dallas Division, entitled Bascom Global Internet Services, Inc. v. AT&T Inc. The complaint alleges that AT&T has infringed U.S. Patent No. 5,987,606 by “making, using, selling, and/or offering for sale AT&T’s “Secure Network Gateway” service, “Web Security” service, “Cloud Web Security Service,” policy control functionality for wireless-device services, and/or other web-filtering and security offerings.” This matter is in an investigation phase. On or about May 21, 2015, AT&T prevailed on its motion to dismiss the case, which was subsequently appealed to the U.S. Court of Appeals for the Federal Circuit (“Fed Cir”). On June 27, 2016, the Fed Cir vacated and remanded the District Court’s order for further review. On July 14, 2016, AT&T made a renewed indemnification demand against Blue Coat pursuant to the remand.

On September 23, 2013, Protegrity Corporation (“Protegrity”) filed a complaint against Perspecsys USA, Inc. (“Perspecsys”) in the U.S. District Court for the District of Connecticut alleging patent infringement of U.S. Patent Nos. 6,321,201 and 8,402,281. The case was subsequently transferred to the U.S. District Court for the Northern District of California on February 23, 2015. Blue Coat acquired Perspecsys on July 30, 2015. The court thereafter stayed the case pending resolution by the PTAB of petitions for Covered Business Method (“CBM”) review of the patents-in-suit. The PTAB proceedings resulted in findings that all claims of the ‘201 and ‘281 patents were invalid, subsequent to which the District Court case was dismissed with prejudice on July 8, 2016. Blue Coat has received indemnification from the former stockholders of Perspecsys for losses relating to this suit, subject to certain limitations. The Company’s right to indemnification for losses relating to this suit survives indefinitely, and is capped at the total consideration paid to the former stockholders of Perspecsys in connection with the Company’s acquisition of Perspecsys. The actual amount of losses with respect to the Perspecsys litigation does not exceed the indemnification available from the Perspecsys stockholders.

Given the early stages of Finjan Case 2 and the other complaints and indemnification, management has determined that it is unable to estimate the possible losses in those cases.

Legal settlement expenses and legal settlement net gains are included in general and administrative expenses in the consolidated statements of operations.

Note 14.	Segment, Geographic and Customer Concentration Information

The Company conducts business in one operating segment that provides advanced web security solutions for global enterprises and governments and the expanding IT network. The Company’s chief operating decision maker allocates resources and makes operating decisions based on financial information presented on a consolidated basis, which is consistent with the presentation in the accompanying consolidated financial statements.

Net revenue is attributed to the following geographic areas based on the location of the Company’s customers. The following is a summary of net revenue by geographic area (dollars in thousands):

	Successor				Predecessor
	Three Months Ended July 31, 2016		May 23, 2015 to July 31, 2015		May 1, 2015 to May 22, 2015

Americas (1)	$83,354	47%	$44,828	47%	$14,652	50%
Americas (excluding U.S.) (1)	11,562	6%	4,815	5%	1,468	5%
United Kingdom (“U.K.”)	17,671	10%	13,149	14%	2,953	10%
EMEA (excluding U.K.) (2)	32,306	18%	7,797	8%	5,672	19%
APAC (3)	34,148	19%	24,262	26%	4,733	16%

	$179,041	100%	$94,851	100%	$29,478	100%

(1)	North America, Central America and Latin America (“Americas”)
(2)	Europe, Middle East and Africa (“EMEA”)
(3)	Asia and Pacific regions (“APAC”)

The following table presents a summary of global distributors, including their various affiliates that account for more than 10% of the Company’s total revenue and accounts receivable:

	Revenue
	Successor		Predecessor	Accounts Receivable
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015	July 31, 2016	April 30, 2016
Customer A	26%	25%	29%	18%	31%
Customer B	24%	23%	25%	24%	24%

Note 15.	Related Party Transactions

The Company had a management agreement with Thoma Bravo LLC, the majority owner of the Predecessor, which required a payment of an annual management fee of $3.5 million, due on a quarterly basis. In connection with the Bain Acquisition, the Thoma Bravo agreement was terminated and a new management agreement with a management company associated with Bain Capital, the majority owner of the Successor, was entered into in May 2015. Under the Bain Capital management agreement, the Company is required to make a payment of an annual management fee of $5.0 million, due on a quarterly basis, until the Company completes an initial public offering or change of control. In addition, under the Bain Capital management agreement, the Company is required to make payments for transaction fees associated with acquisitions. The Company incurred expenses related to Thoma Bravo and Bain Capital management fees as follows (in thousands):

	Successor		Predecessor
	Three Months Ended July 31, 2016	May 23, 2015 to July 31, 2015	May 1, 2015 to May 22, 2015
Thoma Bravo and Bain Capital management fees	$1,250	$966	$200

During the last quarter of fiscal 2016, Bain Capital, LP purchased certain products and services from the Company. Revenue from Bain Capital, LP was $41,000 in the three months ended July 31, 2016. As of April 30, 2016, the Company’s accounts receivable and deferred revenue related to sales to Bain Capital, LP were $0.8 million and $0.5 million, respectively. As of July 31, 2016, the Company’s accounts receivable and deferred revenue related to sales to Bain Capital, LP were not significant. This transaction was entered into in the ordinary course of business and was negotiated on commercially reasonable terms.

On November 16, 2015, the Company loaned $8.3 million to an officer in the form of a promissory note, which bears interest daily at the annual rate of 1.58%. The repayment of the promissory note was secured by certain shares of the Company’s common stock equity in the Company owned by the officer. As of April 30, 2016, the total principal balance of $8.3 million was included in additional paid in capital on the consolidated balance sheet. The promissory note was repaid in full, including accrued interest, on May 11, 2016.

Note 16.	Subsequent Events

On June 12, 2016, the Company and Symantec Corporation (“Symantec”) entered into a definitive agreement (the “Agreement”) under which Symantec would acquire Blue Coat for approximately $4.65 billion in cash. The transaction closed on August 1, 2016 (the “Close Date”), subsequent to the Company’s quarter ended July 31, 2016.

The Company merged with Symantec’s newly formed acquisition subsidiary and survived as its wholly-owned subsidiary. Each outstanding share of Blue Coat common stock was cancelled and automatically converted into the right to receive cash, without interest. Blue Coat stock options outstanding at the time of the merger were converted into options to purchase Symantec’s common stock based on the option conversion ratio specified in the Agreement. Blue Coat’s performance stock units and restricted stock units were converted into rights to acquire Symantec common stock, subject to the equity conversion ratio specified in the Agreement, under the same terms and conditions that were in effect immediately prior to the Close Date.

As a part of the purchase price, Symantec paid off Blue Coat debt totaling approximately $1.9 billion which includes principal, accrued interest, prepayment premiums and other costs.